For Immediate Release

Intelligroup Q3 EPS Rise to $0.09 versus $0.06
on 330 Basis Point Gross Margin Improvement

- Cash, Cash Equivalents and Short-Term Investments Grow to $22.7 Million -

Princeton, NJ, November 2, 2009 – Intelligroup, Inc. (OTC BB: ITIG), an information technology and outsourcing services provider principally focused on enterprise resource planning (ERP) and extended ERP solutions, today announced its financial results for the third quarter ended September 30, 2009. Intelligroup will host a conference call today at 10:00 a.m. EST to review its financial results.

Conference Call/Replay: 800-734-8507 or 212-231-2926. Phone replay will be available until November 6th via 800-633-8625 or 402-977-9141, passcode: 21441041.

Webcast: Available live at www.intelligroup.com/ig_events_webcasts.html or www.earnings.com and archived for 30 days.

Q3 ’09 Highlights:

  Revenue increased 2.5% to $31.7 million compared to Q2 ‘09 revenue of $31.0 million and decreased 23.0% compared to $41.2 million in Q3 '08

  Gross margin rose to 34.6% compared to 34.5% in Q2 ’09 and 31.3% in Q3 ’08

  Operating margin rose to 11.4% compared to 9.3% in Q2 ’09 and 9.4% in Q3 ’08

  Foreign exchange (fx) gain of $0.03 million compared to a fx gain of $0.7 million in Q2 ’09 and a fx loss of $0.7 million in Q3 ’08

  Net income of $3.6 million, or $0.09 per diluted share, compared to $3.2 million, or $0.08 per diluted share, in Q2 ’09 and $2.7 million, or $0.06 per diluted share, in Q3 ’08

  Cash from operating activities of $3.4 million; $14 million year-to-date

  Cash and cash equivalents including short-term investments were $22.7 million as of September 30, 2009, compared to $20.3 million at June 30, 2009 and $11.2 million at December 31, 2008

  Intelligroup added 28 new customers globally in Q3 ’09; 92 year-to-date
Overview of Key Operating Metrics:
	Q3' 09	Q2' 09	Q1' 09	Q4' 08	Q3' 08	2008	2007
Utilization Rate	80%	78%	72%	70%	72%	71%	70%
Billing Rates – Offshore	$23	$21	$22	$24	$24	$24	$21
Billing Rates – Onsite	$101	$105	$106	$110	$108	$107	$103
Revenue Mix – Offshore	33%	32%	32%	32%	29%	30%	28%
Revenue Mix – Onsite	67%	68%	68%	68%	71%	70%	72%
Top 10 Customer Revenue %	37%	39%	36%	38%	36%	35%	41%

Intelligroup President and Chief Executive Officer, Vikram Gulati, commented, "Intelligroup made continued progress in the third quarter in managing the margins, and these efforts have yielded improved profitability and allowed the Company to maintain strong cash flow. Revenue for the quarter increased by 2.5% as compared to the previous quarter.

“In our go-to-market strategy, we continue to leverage our core ERP strengths, proprietary software tools and deep experience in a select group of verticals including, Life Sciences, Manufacturing and High-Tech”.

Additional Q3 2009 Financial Highlights:
Q3 2009 SG&A, including depreciation and amortization, decreased by 18.3% to $7.4 million compared to $9.0 million in Q3 ’08, and declined by 5.9% on a sequential basis. The decrease was primarily due to continuing cost optimization efforts. Q3 ’09 operating income was $3.6 million, or 11.4% of revenues, a 200 basis point improvement over $3.9 million, or 9.4% of revenues, in Q3 ’08 and a 210 basis point improvement compared to operating income of $2.9 million, or 9.3% of revenues, in Q2 ’09.

Intelligroup recorded a foreign exchange gain of $0.03 million in Q3 ‘09, reflecting the relative stability of the Indian Rupee versus the U.S. Dollar as compared to previous quarters. Tax expenses remained steady at $0.5 million in Q3 ’09 as compared to Q3 ’08 and decreased slightly from $0.6 million in Q2 ’09.

Diluted shares outstanding were 41.6 million in Q3 ’09. During the quarter, Intelligroup repurchased 446,931 shares of common stock at an average price of $1.89, bringing total purchases since the inception of the program to 1.2 million shares.

Intelligroup generated cash from operating activities of $3.4 million in Q3 ’09 and $14 million year to date. As of September 30, 2009, Intelligroup had $22.7 million of cash and cash equivalents and short-term investments, net of line of credit borrowings, an increase of approximately $11.7 million from year-end 2008.

Alok Bajpai, CFO, added, “The recent challenges we have experienced in the IT services market have driven us to substantially improve upon our operational metrics and successfully achieve disciplined cost management. We are working diligently to institutionalize these disciplines for the long term so that we can achieve the greatest possible benefit as demand for IT services begins to recover.”

About Intelligroup, Inc.
Intelligroup is an ERP-focused enterprise applications systems integrator providing consulting, implementation, testing, application management, infrastructure management, and other IT services for global corporations. The Company possesses deep expertise and proprietary tools in industry-specific enterprise solutions and has been recognized by clients, partners including SAP and Oracle and IT industry analysts for consistently exceeding expectations. Intelligroup won the 2009 global annual Pinnacle Award from SAP, was a finalist in Oracle 2009 Titan Awards, and was recognized by NASSCOM as a Top 100 Innovator. Intelligroup’s global service delivery model combines onsite teams and offshore development capabilities to deliver solutions that accelerate results, reduce costs and generate meaningful ROI for clients. For more information please visit www.intelligroup.com.

Intelligroup, the Intelligroup logo and ‘Creating the Intelligent Enterprise’, are trade-marks of the Company. 4Sight, 4Sight Plus, PowerUp Services, HotPac Analyzer and Uptimizer are service marks of Intelligroup. All other trademarks and company names mentioned are the property of their respective owners.

Safe Harbor for Forwarding-looking Statements:
Certain statements contained herein, including statements regarding the development of services and markets, future demand for services and the effect of the share repurchases by the Company and other statements regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995), including future financial performance and the effect of share repurchase by the Company.

Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to the impact of the global economic crisis, variability of quarterly operating results, continued uncertainty of the IT market and revenues derived from application management business, uncertainty in revenues for traditional professional services offerings, loss of one or more significant customers, reliance on large projects, concentration of revenue, volatility caused by fluctuations in the currency markets, ability to attract and retain professional staff, dependence on key personnel, ability to manage growth effectively, risks associated with strategic partnerships, various project-associated risks, including termination with short notice, substantial competition, risks associated with intellectual property rights, risks associated with international operations and other risk factors detailed under the caption "Risk Factors" in Intelligroup's annual report on Form 10-K for the period ended December 31, 2008. Intelligroup disclaims any intention or obligation to update forward looking statements as a result of developments occurring after the date of this press release.

Intelligroup, the Intelligroup logo and ‘Creating the Intelligent Enterprise’, are trade-marks of the Company. 4Sight, 4Sight Plus, PowerUp Services, HotPac Analyzer and Uptimizer are service marks of Intelligroup.

All other trademarks and company names mentioned are the property of their respective owners.

INVESTOR CONTACTS:
Norberto Aja, David Collins
Jaffoni & Collins Incorporated
(212) 835-8500
itig@jcir.com

(tables to follow)

# # #

INTELLIGROUP, INC.
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2009 AND DECEMBER 31, 2008
(In thousands except par value)

	September 30	December 31
	2009	2008
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$21,004	$10,161
Short-term investments	1,852	1,031
Accounts receivable, less allowance for doubtful accounts of $2,162 and $1,996 at September 30, 2009 and December 31, 2008,
respectively	21,795	23,805
Unbilled services, less allowance for doubtful accounts of $46 and $20
at September 30, 2009 and December 31, 2008, respectively	4,923	10,456
Deferred tax asset, current portion	623	545
Prepaid expenses and prepaid taxes	642	1,115
Other current assets	659	617
Total current assets	51,498	47,730
Property and equipment, net	3,346	5,041
Goodwill and intangibles	1,925	1,941
Restricted cash and investments	2,475	882
Prepaid taxes - Non-adjustable, less allowance for doubtful accounts of
$101 and $95 at September 30, 2009 and December 31, 2008, respectively	887	393
Deferred taxes, net of current portion and other assets	2,704	4,243
Total Assets	$62,835	$60,230

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Line of credit borrowings	$125	$125
Accounts payable	1,502	1,820
Liability on derivative instruments	1,057	2,621
Accrued payroll and related taxes	9,664	11,609
Accrued expenses and other current liabilities	4,035	4,930
Deferred revenue, current portion	1,583	735
Tax payable	860	—
Capital lease and deferred rent, current portion	608	805
Total current liabilities	19,434	22,645
Obligations under capital lease, net of current portion	216	533
Deferred revenue, net of current portion	360	454
Other long-term liabilities	984	1,556
Total Liabilities	20,994	25,188

SHAREHOLDERS' EQUITY
Preferred stock, $.01 par value, 5,000 shares authorized, none issued or
outstanding	—	—
Common stock, $.01 par value, 65,000 shares authorized
at September 30, 2009 and December 31, 2008 and 41,074 and
42,114 shares issued and outstanding at September 30, 2009 and
December 31, 2008, respectively	411	421
Additional paid-in capital	70,912	72,089
Accumulated deficit	(26,559)	(34,100)
Accumulated other comprehensive loss	(2,923)	(3,368)
Total shareholders’ equity	41,841	35,042
Total liabilities and shareholders’ equity	$62,835	$60,230

INTELLIGROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Thousands except per share data)

		NINE MONTHS ENDED		THREE MONTHS ENDED
		SEPTEMBER 30		SEPTEMBER 30
		2009	2008	2009	2008
	Revenue	$93,559	$119,797	$31,730	$41,207
	Cost of revenue	62,261	82,453	$20,745	28,326
	Gross profit	31,298	37,344	10,985	12,881

	Selling, general and administrative expenses	21,100	27,466	6,809	8,798
	Depreciation and amortization	1,906	1,685	557	222
	Total operating expenses	23,006	29,151	7,366	9,020

	Operating income	8,292	8,193	3,619	3,861

	Interest income	100	259	36	83
	Interest expense	(57)	(428)	(19)	(71)
	Foreign currency transaction gain (loss), net	141	(1,716)	27	(657)
	Other income (expense), net	693	480	403	(63)

	Income before income taxes	9,169	6,788	4,066	3,153
	Provision for income taxes	1,629	1,094	506	456
	Net income	$7,540	$5,694	$3,560	$2,696

	Basic net income per share	$0.18	$0.14	$0.09	$0.06
	Diluted net income per share	$0.18	$0.13	$0.09	$0.06

	Weighted average no. of common shares
outstanding	- Basic	41,451	42,160	41,143	42,160
	- Diluted	41,591	42,439	41,641	42,580

INTELLIGROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR NINE MONTH ENDED SEPTEMBER 30, 2009 AND 2008
(USD in thousands)

	NINE MONTHS ENDED SEP 30,
	2009	2008
	(Unaudited)
Cash flows from operating activities:
Net income	$7,540	$5,694
Adjustments to reconcile net income to net
Cash provided by operating activities:
Depreciation and amortization	2,331	1,917
Provision for doubtful accounts and advances	803	664
Stock compensation expense	515	792
Profit on sale of investment	(85)	—
Unrealized interest	(63)	—
Unrealized gain on investments	(472)	—
Loss on sale of fixed assets	52	—
Unrealized exchange (gain)/loss	(170)	913
Deferred taxes	(388)	(1,732)
Changes in operating assets and liabilities:
Accounts receivable	1,757	900
Unbilled services	5,451	(4,931)
Prepaid taxes	(622)	—
Prepaid expenses and other current assets	426	(762)
Other assets	79	(232)
Restricted cash and investments	722	62
Liability on derivative instruments	(1,982)	457
Accounts payable	(529)	(1,351)
Accrued payroll and related taxes	(2,001)	615
Accrued expenses and other current liabilities	(850)	1,246
Deferred revenue, Current portion	825	(1,198)
Deferred revenue, net of current portion	(108)	—
Income taxes payable	741	2,368
Other long-term liabilities	11	(110)
Net cash provided by operating activities	$13,983	$5,312

Cash flows from investing activities:
Purchase of property and equipment	$(782)	$(758)
Proceeds from sale of equipment	—	74
Purchases of investments	(14,729)	—
Proceeds from sale of investments	14,085	—
Net cash used in investing activities	$(1,426)	$(684)

Cash flows from financing activities:
Principal payments under capital leases	$(188)	$(533)
Stock repurchase	(1,848)	—
Proceeds from exercise of stock options	147	15
Net change in line of credit borrowings	—	(3,441)
Net cash used in financing activities	$(1,889)	$(3,959)

Effect of foreign currency exchange rate changes on cash	$175	$(351)

Net increase (decrease) in cash and cash equivalents	10,843	318
Cash and cash equivalents - beginning of year	$10,161	$8,419
Cash and cash equivalents - end of the period	$21,004	$8,737